                                                                    Exhibit 99.1


                     RIVERWOOD FILES REGISTRATION STATEMENT
                      FOR PROPOSED INITIAL PUBLIC OFFERING

         Atlanta, GA (May 3, 2002) - Riverwood Holding, Inc., the parent of Riverwood International Corporation, announced today that it filed a registration statement with the Securities and Exchange Commission relating to the proposed initial public offering of $350 million of its common stock. Riverwood intends to use the net proceeds of the offering, together with the net proceeds from an anticipated additional term loan borrowing under its credit agreement and anticipated sale of senior notes, to repay its outstanding senior notes and senior subordinated notes and a portion of the amounts outstanding under its revolving credit facility.

         Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the joint book-running managers for the offering. Deutsche Bank Securities Inc., JP Morgan Securities Inc. and Salomon Smith Barney Inc. are serving as co-managers. When available, copies of the preliminary prospectus relating to the offering may be obtained from the offices of Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 or Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036.

         Riverwood, headquartered in Atlanta, Georgia, is a leading provider of paperboard packaging solutions and paperboard to multinational beverage and consumer products companies.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.